EXHIBIT 10.2

ALCOA CORPORATION
TERMS AND CONDITIONS FOR RESTRICTED SHARE UNITS

These terms and conditions, including Appendices attached hereto (the “Award Terms”), are authorized by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors. They are deemed to be incorporated into and form a part of the Award of Restricted Share Units issued on or after October 1, 2019 under the Alcoa Corporation 2016 Stock Incentive Plan, as may be amended from time to time (the “Plan”).

Terms that are defined in the Plan have the same meanings in the Award Terms.

General Terms and Conditions

1.Restricted Share Units are subject to the provisions of the Plan and the provisions of the Award Terms.  If the Plan and the Award Terms are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Terms by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Participant’s account with the Company’s designated stock plan broker or service provider (the “Broker”), subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with paragraphs 2 and 4 below.

Vesting and Payment

2.A Restricted Share Unit vests on the third anniversary date of the grant date and, subject to paragraph 3 and, if the Restricted Share Unit is subject to a performance condition, paragraph 3, will be paid to the Participant in Shares on the vesting date or within 90 days thereafter (or, if it is not practicable to make payment by such date, as soon as practicable thereafter, but in no event later than the end of the calendar year in which the vesting date occurs and/or later than the time permitted under Section 409A of the Code).

3.Notwithstanding the foregoing, except as provided in paragraph 4, if a Participant’s employment with the Company (including its Subsidiaries) is terminated before the Restricted Share Unit vests, the Award is forfeited and is automatically canceled.

4.The following are exceptions to the vesting rules:

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Death or Disability:  a Restricted Share Unit held by a Participant, who dies while an Employee or who is permanently and totally disabled (as defined below) while an Employee, is not forfeited but vests and is paid on the original stated vesting date set forth in paragraph 2.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

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Change in Control:  a Restricted Share Unit vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. Notwithstanding anything in the Award Terms to the contrary, if a Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409-3(i)(5), the vested Restricted Share Unit (whether vested pursuant to the preceding sentence or otherwise and with vesting determined under Section 409A of the Code) will be paid to the Participant within 30 days following the Change in Control.  If the Change in Control does not so qualify, the vested Restricted Share Unit will vest and be paid to the Participant on the original stated vesting date set forth in paragraph 2.

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Termination Following Change in Control:  as further described in the Plan, if a Replacement Award is provided following a Change in Control, but within 24 months of such Change in Control the Participant’s employment is terminated without Cause (as defined in the Alcoa Corporation Change in Control Severance Plan) or by the Participant for Good Reason (as defined in the Alcoa Corporation Change in Control Severance Plan), the Replacement Award will vest and be paid to the Participant on the original stated vesting date set forth in paragraph 2.

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Retirement:  unless otherwise determined by the Committee or its delegate, a Restricted Share Unit is not forfeited if it is held by a Participant who terminates employment due to Retirement (as defined in the Plan) at least six months after the grant date. In such event, the Restricted Share Unit vests and is paid on the original vesting schedule of the grant set forth in paragraph 2.

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Divestiture:  if a Restricted Share Unit is held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company (each, a “Divestiture”) and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of the Company, for Participants other than those subject to the short-swing profit rules of Section 16(b) of the Exchange Act (a “Section 16 Insider”), or, at the discretion of the Committee for Section 16 Insiders, as the case may be, the Restricted Share Unit will not be forfeited and will vest and be paid on the original vesting schedule set forth in paragraph 2. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “Divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

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Involuntary Termination without Cause: in circumstances other than a Divestiture, if a Participant is involuntarily terminated without Cause (as defined below) from employment with the Company or a Subsidiary at least one year after the grant date and during the vesting period, the Restricted Share Unit Award is not forfeited in whole but only in part upon termination of employment. The portion of the Restricted Share Unit Award that is not forfeited vests on the original stated vesting date set forth in paragraph 2 and is calculated based on a proportionate share of the time during the vesting period that the Participant remained actively employed with the Company or a Subsidiary, with the remaining portion being automatically forfeited. The proportionate share is computed on the basis of the actual number of days actively employed after the date of grant over the total numbers of days in the three years vesting period (with the resulting Restricted Share Units rounded up to the next whole unit). For example, a Participant who is involuntarily terminated without Cause from employment with the Company (or a Subsidiary) at the end of the first year of the three-year vesting period will receive one-third of the Shares upon vesting, with the remaining two-thirds of the Shares being automatically forfeited upon termination.

For this purpose, if the Participant participates in the Alcoa Corporation Change in Control Severance Plan, “Cause” shall have the meaning set forth in such plan. If the Participant does not participate in the Alcoa Corporation Change in Control Severance Plan, “Cause” means (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company or Subsidiary employer that has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board or the Participant’s direct supervisor, which demand specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; (iii) the Participant’s fraud or acts of dishonesty relating to the Company or any of its Subsidiaries, or (iv) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or any of its Subsidiaries or indictment for any felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company.

5.A Participant will receive one Share upon the vesting and payment of a Restricted Share Unit. Notwithstanding the foregoing or anything in the Award Terms to the contrary, to the extent that payment in Shares is prohibited under applicable law or would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant’s country, or as necessary to meet tax objectives, the Company in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan and the Award Terms.

Taxes

6.All taxes required to be withheld under applicable tax laws in connection with a Restricted Share Units must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(k) of the Plan, but will generally withhold from the Shares to be issued upon payment of the Restricted Share Units that number of Shares with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates, or at any other rate approved by the Committee, up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is a Section 16 Insider, the Company will withhold Shares from the Shares to be issued upon payment of the Restricted Share Unit, as described herein, at the minimum required rates and will not use the other means set forth in the Plan.

Beneficiaries

7.If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form will generally be available from the Broker or may otherwise be obtained from the Company.

8.Beneficiary designations on an approved form will be effective at the time received by the Company, including, as applicable, through submission to the Broker. A Participant may revoke a beneficiary designation at any time by written notice to the Company, including as applicable, through submission to the Broker, or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

9.A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

10.The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.

11.Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Units upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

12.Should a beneficiary die after the Participant but before the Restricted Share Units are paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in Restricted Share Units, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

13.If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

14.In the event of an Equity Restructuring or other transaction described in Section 4(f) of the Plan, the Committee will equitably adjust the Restricted Share Units as it deems appropriate in accordance with the terms of the Plan. The adjustments authorized by the Committee will be final and binding.

Repayment/Forfeiture

15.As an additional condition of receiving the Restricted Share Units, the Participant agrees that the Restricted Share Units and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company as provided in Sections 15(e) and (f) of the Plan including, without, limitation, to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Terms without the consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Units for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. By accepting this Award, subject to applicable law, Participant agrees and acknowledges the obligation to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup this Award or amounts paid hereunder pursuant to this Section 15 and the Plan.

Miscellaneous Provisions

16.Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Terms, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

17.Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

18.Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Restricted Share Units shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Terms.

19.Notices. Any notice required or permitted under the Award Terms shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

20.Severability and Judicial Modification. If any provision of the Award Terms is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Terms and all other provisions shall remain valid and enforceable.

21.Successors. The Award Terms shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

22.Appendices. Notwithstanding any provisions in the Award Terms, for Participants residing and/or working outside the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in Appendix A to the Award Terms and to any special terms and conditions for the Participant’s country set forth in Appendix B to the Award

Terms. Further, Appendices C and D include information for European Union Participants. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendices B, C  and D will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of the Award Terms.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Compliance with Code Section 409A. It is intended that the Restricted Share Units granted pursuant to the Award Terms be compliant with (or exempt from) Section 409A of the Code and the Award Terms shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Terms and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Units granted pursuant to the Award Terms satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Terms or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

25.Waiver. A waiver by the Company of breach of any provision of the Award Terms shall not operate or be construed as a waiver of any other provision of the Award Terms, or of any subsequent breach by the Participant or any other Participant.

26.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

27.Governing Law and Venue. As stated in the Plan, the Restricted Share Units and the provisions of the Award Terms and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Units will be exclusively in the courts in the State of Delaware, including the Federal Courts located therein (should Federal jurisdiction exist).

28.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

29.Entire Agreement. The Award Terms and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof (including, without limitation, the obligations and understandings set forth in Section 15(e) of the Plan), and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

30.Employment at Will. Nothing in the Award Terms or the Plan provide the Participant with any right to continue in the Company’s or any of its affiliates’ employ for any period of specific duration or interfere with or otherwise restrict in any way the Participant’s or the rights of the Company and its affiliates to terminate the Participant’s service at any time for any reason, with or without cause, subject to applicable law. The Participant’s status with the Company and its affiliates will accordingly remain at will.

31.Amendments. Except as otherwise provided herein or the Plan, these Award Terms may be amended or modified at any time by an instrument in writing signed by the parties hereto or by the Company without the consent of the Participant if such action would not materially impair the rights of the Participant under this Award.

Acceptance of Award

32.In accordance with Section 15(c) of the Plan (as in effect at the grant date), the Participant may reject the Restricted Share Units by notifying the Company within 30 days of the grant date that he or she does not accept the Restricted Share Units. The Participant’s acceptance of the Restricted Share Units constitutes the Participant’s acceptance of and agreement with the Award Terms. Notwithstanding the foregoing, if required by the Company, the Participant will provide a signed copy of the Award Terms in such manner and within such timeframe as may be requested by the Company. The Company has no obligation to issue Shares to the Participant if the Participant does not accept the Restricted Share Units.

Performance Feature

33.If the vesting of Restricted Share Units is subject to a performance condition, the following additional terms and conditions will apply to that Award:

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The Participant will have the right to receive from 0% to 200% of the number of Shares indicated on the grant date, based on achievement of performance goals established by the Committee for that Award.

•	The performance period is three years, which may consist of a single performance period or multiple interim periods as determined by the Committee.
•	Achievement of performance objectives will be determined or certified by the Committee following the end of the applicable period.
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Except as otherwise set forth in paragraph 4 of the Award Terms or below in this “Performance Feature” section, vesting of the Award will occur upon satisfaction of the time-based vesting conditions set forth in paragraph 2 of the Award Terms and vesting and payment of the Award will be based on the extent to which the performance objectives established by the Committee have been attained. In any case, except where payment of the Award is made upon a Change in Control within the meaning of Treas. Reg. § 1.409-3(i)(5), in no event will payment of the Award occur outside of the time period set forth in paragraph 2.

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In the event of termination of the Participant’s employment with the Company (including its Subsidiaries) before the vesting of the Restricted Share Units by reason of death, disability, Retirement, Divestiture, or involuntary termination without Cause, each as described in paragraph 4, payment of the Restricted Share Unit Award (or portion thereof in the case of an involuntary termination without Cause) will be based on the extent to which the performance objectives established by the Committee have been attained following the end of the performance period.

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In the event of a Change in Control, the performance feature of the Award will cease to apply and the Award will be converted into a time-based award in accordance with the formula set forth in Section 12(a)(v) of the Plan. The vesting and payment of such Award will then be governed in accordance with paragraph 4.